EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:  John W. Conlon
---------------------                            Chief Financial Officer
December 29, 2003                                (740) 373-3155


                        PEOPLES BANCORP INC. RESTRUCTURES
                         PORTION OF INVESTMENT PORTFOLIO
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         MARIETTA, Ohio - (REVISED news release from December 26, 2003) Peoples
Bancorp Inc. (NASDAQ: PEBO) announced today the recent sales of approximately $55 million of mortgage-backed securities due to high rate of prepayments on those securities and the corresponding downward pressure on yields from accelerated amortization of bond premiums.
         Peoples will reinvest the proceeds from these sales into other mortgage-backed securities that are anticipated to improve the yield on the approximately $53 million net reinvestment by about 100 basis points, resulting in an annualized increase in interest income of approximately $530,000 in 2004, or $0.03 per share after tax.
         As a result of the restructuring, Peoples will recognize a fourth quarter 2003 pre-tax charge to earnings of $1.9 million, or $0.12 per share after-tax.
         "This asset restructuring complements our recent prepayment of select long-term liabilities," said Robert E. Evans, Peoples' Chairman and CEO. "While these actions lower current year earnings, we believe it positions Peoples for long-term success."
         The estimated lives of the securities being purchased will be similar to the estimated lives of the securities that were sold. Approximately $27 million of the reinvestment will settle before year-end 2003, with the remaining reinvestment of approximately $26 million settling in late January 2004.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Forward-Looking Statements
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements, except as may be required by applicable laws.

                                 END OF RELEASE